                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                   NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.

                            Under Section 805 of the
                            Business Corporation Law

     Pursuant to the provisions of Section 805 of the Business Corporation Law, the undersigned, being respectively the President and Secretary of the Corporation, do hereby certify and set forth:

          FIRST: The name of the Corporation is NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. (the"Corporation").

          SECOND: The Certificate of Incorporation of the Corporation was filed by the Department of State on July 23, 1981.

          THIRD: The Certificate of Incorporation of the Corporation is hereby amended to effect the following amendments: (a) to reduce the number of authorized but unissued Common Shares of the Corporation from 200,000,000 with a par value of $.001 per share to 25,000,000 Common Shares with a par value of $.001 per share; (b) to reduce the number of issued and outstanding Common Shares of the Corporation from 41,554,302 Common Shares with a par value of $.001 per share into 5,312,497 Common Shares with a par value of $.001 per share at a rate of .1278447 Common Shares, par value of $.001 per share, for each one Common Share with a par value of $.001 per share; and (c) to reduce the number of presently authorized Common Shares of the Corporation from 158,445,698 Common Shares with a par value of $.001 per share into 19,687,503 Common Shares with a par value of $.001 per share at a rate of .12425394471 Common Shares, par value of $.001 per share, for each one Common Share with a par value of $.001 per share upon the filing of this certificate.

          FOURTH: Paragraph 4(a) of the Certificate of Incorporation, relating to the number and kind of shares authorized to be issued by the Corporation, is amended to read as follows:

          "4. (a) The Corporation shall be authorized to issue the following shares:

       Class           Number of Shares                   Par Value
       COMMON            25,000,000                          $.001
       PREFERRED         10,000,000                          $0.10

          FIFTH: The stated capital of the Corporation is reduced by $36,241 from $41,554 to $5,313 by virtue of the foregoing change in the number of issued and outstanding Common Shares of the Corporation.

          SIXTH: The amendments to the Certificate of Incorporation were authorized by the unanimous written consent of all of the directors of the Corporation and the vote of the holders of a majority of the outstanding shares of the Corporation at a meeting of shareholders duly called for such purpose.

          IN WITNESS WHEREOF, we hereunto sign our names and affirm that the statements made herein are true under the penalty of perjury, this 10th day of May, 1999.




                                                 /s/ Marjorie G. O'Malley
                                                 ------------------------
                                                 Marjorie G. O'Malley, President




                                                /s/ Gerald Shapiro
                                                ------------------
                                                Gerald Shapiro, Secretary